Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff	John Roselli
	610-893-9555 Office	610-893-9559 Office
	609-933-9243 Mobile	john.roselli@tycoelectronics.com
	swoodruff@tycoelectronics.com	Keith Kolstrom
610-893-9551 Office
keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS ANNOUNCES PLANS TO

STREAMLINE AUTOMOTIVE OPERATIONS IN EUROPE

PEMBROKE, Bermuda — Sept. 4, 2008 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced its intent to initiate a restructuring to consolidate production of its automotive products in key manufacturing sites throughout Eastern and Western Europe.  The proposed changes, which are subject to consultation with several local works councils and the European Works Council, would involve three automotive plant closures and restructuring of operations at several facilities in Spain and France, and would impact approximately 850 employees.

According to Tyco Electronics Chief Executive Officer (CEO) Tom Lynch, “These actions are the next steps of the broader strategic initiative announced last year to streamline our operations and improve our productivity in all areas of our business.”

Based on current foreign exchange rates, the company estimates that charges associated with the European automotive restructuring plan will be approximately $155 million, with an expected completion target within 15 months.  In the fiscal fourth quarter, the company now expects restructuring-related costs of approximately $135 million, or $0.27 per share.  This compares to prior guidance of $67 million, or $0.09 per share for the quarter.  As a result, the company now expects GAAP diluted EPS from continuing operations of $0.38 to $0.40 for the quarter.  On an adjusted basis, the company continues to expect EPS from continuing operations of $0.65 to $0.67 for the quarter.  As previously disclosed, the company expects an average payback of approximately three years on costs associated with its overall manufacturing footprint simplification program.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and wireless systems, with 2007 sales of $13.0 billion to customers in more than 150 countries.  We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics.  With over 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage.  More information on Tyco Electronics can be found at www.tycoelectronics.com.

NON-GAAP MEASURE

“Adjusted EPS (earnings per share)” is a non-GAAP measure and should not be considered a replacement for GAAP (generally accepted accounting principles) results.  Adjusted EPS reflects earnings per share from continuing operations before unusual items, including costs related to legal settlements, restructuring costs, loss on retirement of debt and other income or charges (“Adjusted Earnings Per Share”). The company presents Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with earnings per share (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

 FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition, restructuring plans and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco Electronics’ businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.  Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K for the fiscal year ended September 28, 2007, as retrospectively adjusted to reflect the Radio Frequency Components and Subsystem and Automotive Sensors businesses as discontinued operations in the Company’s Current Report on Form 8-K filed June 27, 2008, and Quarterly Reports on Form 10-Q for the quarterly periods ended December 28, 2007, March 28, 2008 and June 27, 2008, as well as in current reports on Form 8-K filed by Tyco Electronics.

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